Exhibit 99.1
Celebrate Express, Inc. Updates Fiscal 2006 Financial Guidance
KIRKLAND, WA—(BUSINESS WIRE)—June 8, 2006—Celebrate Express, Inc. (Nasdaq: BDAY) , a leading online and catalog retailer of celebration products for families, today announced updated guidance for its fiscal year ended May 31, 2006. The Company now expects revenue for the fiscal year to be between $86.5 million and $87.0 million, compared with previous guidance provided on March 30, 2006 of between $87.5 and $88.0 million. Net income is expected to be between $0.03 and $0.05 per diluted share for the year, compared with previous guidance of between $0.25 to $0.27 per diluted share.
Revenues and operating results for the fourth fiscal quarter and full year ended May 31, 2006 will be announced on July 26, 2006, after completion of the Company’s financial statements and the related audit of its year-end financial results. The Company’s final results could vary from those projected.
The primary factors cited for the change in guidance for the fiscal year ending May 31, 2006 were as follows:
•	Softer than anticipated sales starting in April

•	Increased fulfillment expenses resulting from distribution center inefficiencies

•	Lower gross margins due primarily to shipping costs and revenue mix
The Company’s recently appointed president & CEO, Kevin Green, stated “I continue to be excited about the opportunities to build upon the core Celebrate Express family of brands—Birthday Express, Costume Express and the newer titles, First Wishes and Party Destinations. I have quickly recognized that in order for Celebrate Express to provide the level of consistent customer satisfaction that will result in long-term customer loyalty, we will need to strengthen our foundation, primarily in the form of fulfillment and systems and in solidifying the senior management team. Our clear focus will be on helping busy parents simply and easily celebrate their lives and the lives of their children.”
The Company also announced that it would immediately begin an orderly discontinuation of its Storybook Heirlooms brand, which is expected to represent approximately 10% of the Company’s Fiscal 2006 net revenues. Mr. Green said, “After years of losses and a strategic evaluation of the marketplace for girls’ special occasion clothing, we have reached a decision to quickly wind down the operations of Storybook Heirlooms. Our evaluation indicated that the Company and its shareholders would be better served by reallocating internal resources previously directed to Storybook to focus on Birthday Express and the larger growth opportunity present in Costume Express. We expect this decision will have a favorable impact on fiscal 2007 earnings.”
Mr. Green stated, “Revenues in the month of April fell short of our targets and we were unable to make up the difference in May. Despite the softness that we, like other retailers, experienced in April, we achieved strong year over year revenue growth for the fourth fiscal quarter, which we expect will range from 21% to 23%. We are aware that recent volatility in consumer demand may continue into the first quarter of our new fiscal year. However, we remain confident about the strength of our brands and the opportunity for strong, sustained revenue growth as we continue to increase our market share and cross-market our brands to our growing customer base.”

The Company reported that fulfillment expenses and shipping costs were pressured by inefficiencies in the distribution center related to the ongoing transition to the new picking system. Mr. Green continued, “The installation of the initial phase of the new picking process in our distribution center for Birthday Express is progressing. The transition has taken longer and been more expensive than originally planned causing higher fulfillment expenses and higher cost of goods sold. The Company remains focused on creating distribution efficiencies and we are confident that the new processes installed in the warehouse is a worthwhile investment in the future and will help us leverage our fulfillment expenses over time.”
Also contributing to the margin pressure was a change in the mix of revenues. Mr. Green explained “The softer revenues we experienced in our full-price catalogs were partially offset by Storybook Heirlooms sale catalog efforts, thereby eroding the overall gross margin.”
CONFERENCE CALL TODAY
Company management will be holding a conference call today at 5:00 p.m. ET/ 2:00 pm PT to discuss this announcement. The conference call will be broadcast via live webcast and may be accessed at http://investor.celebrateexpress.com. Listeners may also access the call by dialing 1-866-825-1692 and entering password 66014291. A replay of the call will be available for 30 days by dialing 1-888-286-8010, password 41766713.
Forward-Looking Statements
This press release contains forward-looking statements, including, without limitation, all statements related to plans, future events, financial guidance and future performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Our actual results and timing of events could differ materially, including demand for our products, our ability to manage our costs and fulfill orders, competition from other retailers, the strength of our brands, and other risks detailed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended May 31, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which reflect only an analysis and speak only as of the date of this press release. Celebrate Express undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
About Celebrate Express, Inc.
Celebrate Express is a leading e-commerce provider of celebration products. The Company currently operates three business to consumer brands: Birthday Express, which markets children’s party products; Storybook Heirlooms, which offers girls’ special occasion and specialty apparel; and Costume Express, which markets costumes and matching accessories. The Company utilizes its branded Web sites, BirthdayExpress.com, Storybook.com and CostumeExpress.com, complemented by branded catalogs to offer products as complete coordinated solutions. The Company’s goal is to help families celebrate the special moments in their lives. For more information, please visit www.CelebrateExpress.com
CONTACT: Celebrate Express, Inc.
Darin White (Investor Relations)
425-250-1064 x186
Invest@celebrateexpress.com
Katie Manning (Media Relations)
425-250-1064 x136
katiem@celebrateexpress.com